Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Announces Date of Third Quarter 2008

Earnings Release, Conference Call and Webcast

OAK BROOK, IL (October 7, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced that it will release its third quarter financial results on Wednesday, November 5, 2008, prior to 8:30 a.m. CT

(9:30 a.m. ET), before trading opens on the NYSE. The Company’s earnings press release and supplemental financial information will be posted in the investor relations section of the Company’s website at http://www.inlandrealestate.com.

The Company will host a management conference call to discuss the results at 2:00 p.m. CT (3:00 p.m. ET) that same day. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers, or online at http://www.inlandrealestate.com.  The Company anticipates that the following individuals will host the conference call: Mark E. Zalatoris, President and Chief Executive Officer; Brett A. Brown, Chief Financial Officer; and D. Scott Carr, President of Property Management.

A telephonic replay of the conference call will be available beginning at 4:00 p.m. CT (5:00 p.m. ET) on November 5, 2008, until 8:00 a.m. CT (9:00 a.m. ET) on November 13, 2008, by dialing 1-877-344-7529 or
1-412-317-0088 for international callers, and entering the replay passcode 424130#.  An online playback of the webcast will be archived for at least 60 days in the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than    14 million square feet.  Additional information on Inland Real Estate Corporation is available at  http://www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.